June 9, 2017

BVF Partners L.P.
One Sansome Street, 39th Floor
San Francisco, CA 94104
Ladies and Gentlemen:
By execution below, each of CTI BioPharma Corp., a Washington corporation (the “Company”), and BVF Partners L.P. (together with its affiliates, the “Shareholder”) agree as follows:
1.Exchange.
a.    Subsequent to the consummation of the underwritten public offering (the “Offering”) of an aggregate of 22,500 shares of the Company’s Series N-3 Preferred Stock, no par value per share, pursuant to the Underwriting Agreement, dated June 6, 2017, by and among the Company and Jefferies LLC, as representative of the several underwriters named therein and if necessary to limit the Shareholder’s beneficial ownership of the Company’s common stock, no par value per share (the “Common Stock”) to 9.99% of the Company’s issued and outstanding Common Stock, the Company agrees, subject to the approval of the Company’s Board of Directors (the “Board”) and the Audit Committee of the Board, that the Shareholder may make a one-time election to exchange shares of Common Stock purchased by the Shareholder directly from the Company or underlying shares of Preferred Stock purchased by the Shareholder directly from the Company into shares of a new series of convertible, non-voting preferred stock of the Company with substantially similar terms as the Preferred Stock issued in the Offering, including a “blocker” on conversion into Common Stock initially set at 9.99% of the Company’s Common Stock, but without the automatic conversion provisions (the “Exchange ”). The Company also agrees to use commercially reasonable efforts to cooperate with the Shareholder to effectuate the Exchange, provided that such Exchange does not adversely affect the Company’s ability to effect a reverse stock split without the necessity for stockholder approval and complies with applicable federal and state securities laws. The Exchange (and the subsequent conversion of the Blocker Preferred back into Common Stock) shall be effected pursuant to Section 3(a)(9) under the Securities Act of 1933, and shall be an exempt transaction pursuant to Section 16b-3 of the Exchange Act.
b.    Shareholder’s right to effectuate the Exchange will terminate when the Shareholder ceases to beneficially own at least 5% of the Company’s outstanding Common Stock on a fully-diluted basis.
c.    For purposes of this Paragraph 1, “beneficial ownership” shall be determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, on an as-converted to Common Stock basis, without regard to any blockers.

2.	Miscellaneous.
a.    This Letter Agreement may not be amended, supplemented or modified except in writing, duly executed by all of the parties.
b.    This Letter Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof. Each of the parties represents that they has been advised by counsel in connection with their review, execution and delivery of this Letter Agreement.
c.    This Letter Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of New York.
d.    This Letter Agreement may be executed in more than one counterpart. Each such counterpart shall be deemed an original and all counterparts, taken together, shall constitute one and the same instrument.

e.    Neither this Letter Agreement nor any rights or obligations hereunder shall be assigned or delegated by any party without the prior written consent of the other party.
[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have caused this Letter Agreement to be executed in multiple originals by their authorized officers, all as of the date and year first written above.

CTI BIOPHARMA CORP.

By:    /s/ Bruce J. Seeley
Name:    Bruce J. Seeley
Title:    Executive Vice President, Chief
Commercial Officer and
    Administrative     Officer

[Signature Page to Letter Agreement]

BVF PARTNERS L.P.

By: /s/ Matthew Perry
Name:    Matthew Perry
Title:    President